Exhibit 99.1

Gastar Exploration Announces Resignation of Board Member and Appointment of New
                                    Chairman

    HOUSTON--(BUSINESS WIRE)--Aug. 1, 2006--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) announced today that Thom Robinson has resigned, effective immediately, as Chairman of the Board and as a member of the Board of Directors. Mr. Robinson has resigned to devote his full time and efforts to Geostar Corporation's Australian activities in the Gippsland Basin. Gastar's Board of Directors appointed J. Russell Porter to the additional position of Chairman of the Board of Directors.
    Commenting on the announcement, J. Russell Porter, Gastar's Chairman, President & CEO, stated, "Thom Robinson was the lead founder of Gastar and his entrepreneurial drive, vision and focus were instrumental in positioning Gastar in its present assets. We appreciate Thom's efforts and wish him the best going forward."
    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the Deep Bossier gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238 and Gastar's Gippsland Basins located in New South Wales and Victoria, respectively.

    Safe Harbor Statement and Disclaimer:

    This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "believes", "plans" and certain of the other foregoing statements may be deemed forward-looking statements. Although management of Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. The brown coal business is new to Gastar and all contemplated projects are presently in the pre-feasibility stage. Accordingly, there are significant risks that brown coal projects that become available to Gastar may not prove to be commercially viable and are likely to require substantial investments of capital possibly over long periods of time, which may be difficult or impossible for Gastar to raise. Other risks inherent in the development of brown coal include the price risks of brown coal products which may be tied to worldwide energy prices, geological risks of finding brown coal of sufficient quantity and quality to prove commercial, mining hazards and increased costs of complying with environmental, health, safety and transportation regulation. Other risk factors related to Gastar's business are described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.
    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

    CONTACT: Gastar Exploration, Ltd., Houston
             J. Russell Porter, 713-739-1800
             Fax: 713-739-0458
             rporter@gastar.com
             www.gastar.com